UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 20, 2010

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3773 West Fifth Avenue, Post Falls, Idaho	83854
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)          Resignation of Officer. On October 20, 2010, Ralph E. Peterson resigned as Command Center, Inc.’s  (“Command Center”) Chief Financial Officer and the Board of Directors appointed Jeff R. Mitchell to fill the position of Chief Financial Officer formerly held by Mr. Peterson.  There was no known disagreement with Mr. Peterson on any matter relating to the Company’s operations, policies or practices and Mr. Peterson will continue to serve as a member of the Company’s Board of Directors and as Senior Vice President.

Mr. Mitchell has not had any material direct or indirect interest in any of our transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.

(c)          Appointment of Officer and new Director. On October 20, 2010, Jeff R. Mitchell became Command Center’s Chief Financial Officer.  Mr. Mitchell, age 44, has also been appointed as a member of the Board for a term running until Command Center’s 2011 Annual Meeting of Shareholders.

Prior to joining Command Center,  Mr. Mitchell had served since September of 2005 as the CFO of Select Staffing, a full-service national staffing company based in Santa Barbara, California. During the ten years prior to assuming the CFO position at Select Staffing, he was CEO of Compensation Advisors LLC from October ’04 to September ’05 and served as COO/CFO and VP of Risk Management for Wasatch Property Management and its subsidiary, Freedom Advisors LLC, from June ’03 to October ’04. Prior to joining Wasatch, Mr. Mitchell had served from December ’98 through June ’03 as Director of Financial Services (North America) and Controller (North & South America) for a Rio Tinto subsidiary, Rio Tinto PLC & Kennecott Exploration Company.  Previously, he gained extensive audit experience while servicing the clients of Price Waterhouse (now PricewaterhouseCoopers) in Salt Lake City.

The Board believes that Mr. Mitchell will bring to the Board extensive staffing industry and financial resources expertise.  He has strong financial management skills and business experience, demonstrated in prior executive-level positions.  With the addition of Mr. Mitchell, the Board will consist of six directors.  As of the date of this Current Report on Form 8-K, the Board Committee or Committees on which Mr. Mitchell will serve have not been determined.  As an employee director, Mr. Mitchell will receive no additional compensation for membership on the Board or any of its Committees.

In connection with Mr. Mitchell’s appointment on October 20, 2010, Command Center and Mr. Mitchell entered into an Executive Employment Agreement (the “Agreement”).  The Agreement was approved by Command Center’s Board.

A summary of the key terms of Mr. Mitchell’s Agreement is as follows:

·
Commencing October 20, 2010, Mr. Mitchell’s base salary will be $185,000, and his annual bonus opportunity at target performance will be at least 100% of his annual Base Salary.  Payment of the annual bonus is subject to meeting performance measures established from time to time.  Mr. Mitchell is not guaranteed the payment of any annual bonus.

·
Commencing October 20, 2010, Mr. Mitchell is also entitled to an additional bonus opportunity in the form of an Acquisition Bonus for each acquisition identified, investigated, evaluated and negotiated by Mr. Mitchell and consummated by the Company. The Acquisition Bonus is payable for the first two years following the date of consummation of an Acquisition Transaction. The Acquisition Bonus is calculated based on the gross margin realized by the Company from an entity acquired by the Company. The amount of the potential Acquisition Bonus is attached as Exhibit A, to Exhibit 10.1 attached hereto. Mr. Mitchell is not guaranteed the payment of any Acquisition Bonus.

·	As of the date of the Agreement, Mr. Mitchell is entitled to an initial grant of 250,000 shares of common stock, which will be restricted securities under Rule 144.

·
In the event of a change in control (as defined in the Agreement) or termination without cause, Mr. Mitchell will continue to receive his base Salary, maximum Base Bonus, and Acquisition Bonus for the remainder of the then current Agreement.

·	Non competition and Confidentiality provisions are applicable under the Agreement.

·
The term of the Agreement (the “Employment Term”) ends on October 19, 2013.  On October 19, 2013 and on October 19th of each subsequent year, the Employment Term will automatically be extended for an additional year unless either party gives written notice of its intention not to extend the Employment Term.  Command Center can terminate the Agreement at any time. Mr. Mitchell may terminate the Agreement at any time upon giving sixty days written notice to the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of such Agreement (a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K).

Item 7.01. Regulation FD Disclosure.

The Company’s press release dated October 21, 2010 announcing the appointment of  Jeff R. Mitchell and the resignation of Ralph E. Peterson is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is attached hereto as Exhibit 99.1.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01  Financial Statements and Exhibits

(d)        Exhibits

10.1	Executive Employment Agreement, dated October 20, 2010, between the Registrant and Jeff R. Mitchell
99.1	Press Release issued by the Company on October 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.	October 22, 2010

/s/ Glenn Welstad
Chief Executive Office